Exhibit10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is entered into by and between Timothy Morris (“Employee” or “You”), and Iovance Biotherapeutics, Inc. (the “Company”). The term “Parties” or “Party” used herein shall refer to Employee and the Company as appropriate.

1.         Last Day of Employment.

a.    Employee’s last day of employment with the Company will be July 9, 2020 [***]. From June 10, 2020 to [***], Employee is on a paid leave of absence during which he will continue to receive compensation and other benefits as if he were not on a leave of absence (“Transition Period”). [***]. Should employee engage in conduct that constitutes Cause as defined in paragraph 6.1 of his Employment Agreement dated August 4, 2017 (“Employment Agreement”), then the Transition Period shall immediately end, Employee’s termination will be deemed for Cause, and this Agreement shall become null and void.

b.   [***]. As a result of Employee’s termination, his health insurance benefits will terminate on the last day of the month in which his employment terminates. Thereafter, such coverage may continue at Employee’s sole expense. Except as set forth in this Agreement or as otherwise required by applicable law, Employee’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which may be amended, modified, suspended, or terminated by the Company at any time for any or no reason to the extent permitted by law. [***]. Employee will be provided with information regarding his right to purchase continuation health care coverage at his own cost pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), by separate cover in accordance with applicable law. Employee is not required to sign this Release Agreement to receive accrued wages and vested benefits.

2.         Severance Payment. Provided Employee satisfies the Severance Conditions as defined in the Employment Agreement to wit, a) signs and does not revoke this Agreement, and complies with its terms and conditions, and b) reaffirms his commitment to comply and actually complies with all surviving provisions of the Employment Agreement and other agreements concerning his employment with and separation from employment with the Company, including but not limited to confidentiality and proprietary information agreements, and in consideration for the general release of claims set forth below, the Company shall pay Employee the sum of two hundred and thirty thousand dollars and no cents ($230,000), less applicable withholdings and deductions, which is the equivalent of six months of Employees’ current base salary (“Severance Payment”). The Severance Payment shall be paid to the Employee in a lump sum on the first payroll date that occurs no sooner than seven days after the Effective Date defined below in Paragraph 17. The Severance Payment will be reported on a Form W-2 issued to the Employee.

3.         Expenses Paid. By signing this Agreement, Employee represents 1) that he has submitted all necessary business expenses incurred by him up through June 10, 2020; 2) he has not incurred and will not incur any further business expenses given he has been relieved of all duties and has not been on the Company’s premises or assigned work since June 10; and 3) he has been reimbursed for all necessary business expenses Employee incurred during his employment with the Company. The Company represents that it has reviewed and approved all expense reports and Employee has been paid all outstanding expenses submitted.

4.         No Further Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee is not owed and will not receive any additional compensation, severance, or benefits from the Company after the Retirement Date except that this Agreement shall not modify any rights Employee may have under paragraph 6.3 of his Employment Agreement, subject to the Company’s 2018 Equity Incentive Plan or 2014 Equity Incentive Plan and any Option Agreement promulgated thereunder. [***]. Employee further affirms that, as of the date of this Agreement, Employee has (A) been paid and/or has received all compensation, wages, bonuses, commissions, benefits and leave to which Employee may be entitled and that no other compensation, wages, bonuses, commissions, benefits, or leave are due to Employee, except as provided in this Agreement; (B) not sustained any known workplace injuries or otherwise suffered an occupational disease; (C) been provided and/or was not denied any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local laws; and [***].

5.         Withholding Taxes; Liabilities. The Company will deduct and withhold from any payments to Employee all sums that it may be required to withhold pursuant to applicable tax withholding laws or regulations. Employee and the Company agree that the consideration provided in Paragraph 2 of this Agreement is payable to Employee in exchange for his execution of this Agreement. In addition, Employee expressly agrees and represents that any additional federal, state or local tax or contribution that may be owed or payable on the payment identified in Paragraph 2 are his sole responsibility and that Employee will indemnify, defend and hold the Company harmless from and against any and all liability or claim for any tax or contribution or any penalty or interest thereon that may be incurred or demanded as a result of the receipt of the consideration provided for in this Agreement and which has not been paid by Employee.

6.         Internal Revenue Code 409A. To the extent applicable, the Company intends for the compensation arrangements under this Agreement to comply with Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall the Company be liable for any tax, interest or penalties that may be imposed on Employee under Section 409A. The Company shall have no obligation to indemnify or otherwise hold Employee harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Employee acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

7.         Release.

a.    In consideration of the payments and benefits described above, receipt of which Employee hereby acknowledges, Employee, on behalf of himself Employee’s heirs, executors, administrators and assigns, and each of them, hereby fully and unconditionally releases the Company, its respective subsidiaries, related companies, and affiliates, and each entity managed or advised by any of them, past, present, and future, as well as their managers, directors, officers, agents, attorneys, employees, partners, members/stockholders, representatives, benefit plan fiduciaries, assigns, and successors, past and present and each of them (collectively, in their individual and representative capacities, the “Released Parties”), from and with respect to any and all legally waivable claims, complaints, rights, suits and actions, which Employee ever had, now has or may have against the Released Parties up to the date Employee signs this Agreement, and particularly, but without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with the Company, [***]. Employee does not release his right to benefits under Section 6.3 of his Employment Agreement.

b.   Company releases and waives all legally waivable claims, complaints, rights, suits and actions, which it ever had, now has or may have against Employee arising from or relating in any way to his employment relationship or the termination of his employment relationship with the Company up through [***].

c.    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), the National Labor Relations Board’s, the Occupational Safety and Health Administration’s, the Securities and Exchange Commission’s, the Financial Industry Regulatory Authority’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Employee’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, [***]. This Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Further, nothing in this Agreement prohibits Employee from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or alleged unlawful employment practices (including sexual harassment) by any person or entity, when the Employee has been required or requested to attend such proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to unlawful employment practices including claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

d.   Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any claim to indemnity under section 2802 of the California Labor Code, any claim for unemployment benefits, or any other claim that by law may not be released. Employee does not release or waive his right to enforce this Agreement.

8.         Waiver of Unknown Claims. Employee and Company acknowledge that they have been advised by legal counsel that they are by this Agreement waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and they expressly waive such rights as quoted below:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee and Company hereby expressly waive any rights they may have under any other statute or common law principles of similar effect.

9.         No Pending Claims. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Released Parties in any forum.

10.       Confidential Information.

a.    Apart from the exceptions set forth in Paragraph 7(c) above, Employee agrees that all terms and conditions of any confidentiality or proprietary information agreement including, without limitation, any such provision in his Employee Proprietary Information and Invention Assignment Agreement (the “EPIIA”) and relevant parts of the Company Employee Handbook dated March 2018, which he signed and acknowledged while employed by the Company shall survive this Agreement and remain in full force and effect. The Employee Handbook is attached as Exhibit 2.

b.   [***].

c.    Employee agrees not to disclose Confidential Information to anyone and not to use Confidential Information for any purpose whatsoever except to the extent such information: is generally known in the industry, or hereafter becomes so known without default under this Agreement However, nothing in this Agreement shall be interpreted to restrict Employee’s ability to disclose Confidential Information in confidence to a federal, state or local government official, or to an attorney, when such disclosure is made solely for the purpose of investigating or reporting a suspected violation of law. Further, it shall not constitute a violation of this Agreement for an employee to disclose such confidential information in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

d.   Employee also acknowledges that unauthorized disclosure of the Company’s Confidential Information would cause the Company irreparable harm. Therefore, upon the breach or threatened breach of any of the provisions of this Paragraph, the EPIIA, and the relevant sections of the employee handbook, Employee acknowledges that the Company shall be entitled to obtain an injunction, with or without notice and without requiring a bond to be posted, restraining the breach in any court of competent jurisdiction notwithstanding the existence of any agreements between the Company and the Employee to arbitrate certain disputes or the consent to jurisdiction provisions set forth in this Agreement. Irrespective of the forum in which the Company pursues an injunction, the California choice of law provision set forth in this Agreement shall apply. The issuance of an injunction shall not prohibit the Company from pursuing any other remedies available to it, including recovery of damages. The Company reserves all rights it has to protect its Confidential Information against disclosure or use in any act constituting unfair competition.

11.       Company Property. [***].

a.    Employee further understands and agrees, as outlined and defined in this Agreement and in the EPIIA signed by Employee, the employment agreement, and the employee handbook acknowledged by Employee during his employment with the Company, that all proprietary or confidential information or trade secrets concerning the Company or its businesses, products, services, or employees, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, sales activities and procedures, promotion and pricing techniques, policies and procedures, cost, financial data, and customer, client, vendor, and employee information is the exclusive property of the Company.

b.   Employee acknowledges that he may be in possession of material non-public information as defined in the Company’s insider trading policy. Employee agrees that it is his sole responsibility to comply, and that he will comply, with all securities laws and regulations. Employee agrees not to trade in securities of the Company nor cause or advise others to trade in the securities of the Company while in possession of, or on the basis of, material non-public information. Employee further acknowledges that, while he was an employee, he was subject to the Company’s insider trading policy. From time to time, the Company has imposed blackout periods which prohibited the trading of Company stock during that period. Employee acknowledges that he may have been subject to a blackout period at the time of his leaving the Company.

12.       Confidentiality and Non-Disparagement. [***].

13.       Non-Solicitation. [***].

14.       Cooperation. Employee and Employer agree to mutually cooperate should Employee’s assistance be required in the prosecution and/or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation ([***]) making himself available to participate in any proceeding involving any of the Released Parties, allowing himself to be interviewed by representatives of the Released Parties, participating as requested in interviews and/or meetings with other witnesses, preparing and appearing for depositions and testimony without requiring a subpoena, providing truthful and honest testimony, and producing and/or providing any documents or names of other persons with relevant information, all without claim of privilege against the Released Parties.

15.       References and Company Records. [***].

16.       Choice of Law and Consent to Jurisdiction. This Agreement shall be interpreted in accordance with the laws of the State of California, without regard to the application of choice-of-law principles. Employee and the Company hereby irrevocably submit to the jurisdiction of the United States District Court for the Northern District of California or any court of the State of California located in San Mateo County, California, and waive any objection to venue based on forum non conveniens or otherwise. Employee further expressly agrees that any controversy arising under or in relation to this Agreement must be brought exclusively in the United States District Court for the Northern District of California or any court of the State of California located in San Mateo County, California, without regard to conflicts of law principles.

17.       Knowing and Voluntary Waiver of Rights. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA and OWBPA after the Effective Date of this Agreement but does release such rights that may have existed before the Effective Date. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has up to twenty-one (21) days within which to consider this Agreement (“Review Period”); (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement (“Revocation Period”); (d) this Agreement shall not be effective until after the Revocation Period has expired (“Effective Date”); (e) he has read and understands this Agreement; (f) changes to this Agreement, whether material or immaterial, do not start the running of the Review Period which expires on July 1, 2020; and (g) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or OWBPA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company prior to the expiration of the Review Period, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. For any revocation to be effective,

Employee understands and agrees that he must notify the Company of the revocation in an express, signed writing delivered to the attention of Human Resources and Legal Departments, Iovance Biotherapeutics, Inc., 999 Skyway Road, Suite 150, San Carlos, CA 94070, with an electronic copy sent to [***], within seven (7) days following Employee’s execution of this Agreement.

18.       Non-enforcement of Limitation on Post Retirement Employment. [***].

19.       Entire Agreement. This Agreement contains the entire and only agreement between Employee and the Company pertaining to the subject matter hereof, and any other agreements or understandings and discussions, written or oral, that may have existed between the parties are superseded by this Agreement and are no longer effective except as otherwise expressly stated herein. Employee will, for example, continue to be bound by the obligations as stated in the EPIIA. This Agreement may be amended or modified only by a written amendment signed by the Parties. Employee has acknowledged that, in signing this Agreement, he has not relied on any representation, promise, or inducement not contained in writing in this Agreement.

20.       Unenforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

21.       Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable and cannot be modified to be enforceable, the remainder of this Agreement and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Paragraph 7 above is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Paragraph 2 above, and Employee shall retain all of his rights.

22.       Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

23.       Nature of Agreement. Employee understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

24.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employee, his heirs, executors and administrators and the Company and its successors and assigns. If not publicly disclosed, and if permissible under any relevant agreements or securities laws, Company will provide Employee with written notice of any merger of the Company with or into another entity or a sale of all or substantially all of the Company’s assets or any liquidation or dissolution of the Company if such merger or sale occurs within one year of the Effective Date.

25.       Authority. The person signing this Agreement on behalf of the Company has the authority to bind the Company to all the terms and conditions in this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee expressly acknowledges that he has entered this Agreement knowingly and voluntarily, without any coercion or duress, and that he has had an adequate opportunity to review the Agreement and to consult his attorney regarding it to the extent that he wishes to do so. Employee understands the contents of this Agreement, and agrees to all of its terms and conditions.

Dated:	July 1, 2020	/s/ Timothy Morris
Timothy Morris

Iovance Biotherapeutics, Inc.

Dated:	July 1, 2020	By:	/s/ Maria Fardis
		Title:	President and Chief Executive Officer